Exhibit 10.52

SUBLEASE

THIS SUBLEASE is made on June 2, 2011, by New Horizon Enterprises, Ltd. (“Sublandord”), whose address is 3405 Annapolis Lane suite 100 Plymouth, MN 55447, and Kips Bay Medical, Inc(“Subtenant”), whose address is 3405 Annapolis Lane suite 200 Minneapolis, MN, 55447.

RECITALS

St Paul Fire and Marine Insurance Company, as landlord (“Landlord”), and Sublandlord, as tenant, entered into a Lease dated January, 2010, (the “Prime Lease”), with regard to the premises at 3405 Annapolis Lane Suite 100 Plymouth, Minnesota (the “Premises”). A copy of the Prime Lease is attached to this Sublease as Exhibit A. Sublandlord wishes to Sublease to Subtenant, and Subtenant wishes to Sublease from Sublandlord, the Premises consisting of 2,793 sf as depicted on Exhibit B attached hereto (the “Subleased Premises”). Accordingly, Sublandlord and Subtenant agree:

1.               Agreement. Sublandlord subleases the Subleased Premises to Subtenant, and Subtenant subleases the Subleased Premises from Sublandlord, according to this Sublease. The provisions of the Prime Lease are incorporated into this Sublease as the agreement of Sublandlord and Subtenant as though Sublandlord were Landlord under the Prime Lease and Subtenant were tenant under the Prime Lease.

2.               Term. The term of this Sublease will begin on June 15, 2011, and will end on September 30, 2014, co-terminus with Subtenant’s current facility lease.

3.               Rent. Subtenant will pay Sublandlord as rent for the Subleased Premises in the amounts and on the dates listed below, in advance, without notice, demand, offset or counterclaim, on the fifth day of each month. Rent will be paid to Sublandlord at Sublandlord’s address above. If the term of this Sublease begins on any day other than the first day of a month, rent will be prorated on a per diem basis.

Date	Net Rent psf	Monthly Net Rent

Months 1-40	$11.00	$2,560.25

3A:                             Utilities: The Sublandlord agrees to bill the Subtenant monthly its proportionate share of gas and electric bills. Subtenant agrees to remit payment to Subtenant within 30 days of receipt of such bill.

3B:                               Operating Costs/Taxes: Subtenant shall pay Sublandord its pro rata share of Operating Costs and Taxes. Such amount shall be billed monthly and paid in accordance with rent.

3C:                               Security Deposit: Upon execution of this Sublease Agreement, Subtenant shall deliver a check to Sublandlord in the amount of $7,680.75 as a security deposit. The sum of $1,280.12 of such security deposit shall then be applied to rent due and payable over the first full six (6) months of the Sublease provided that there has not been an Event of Default by Subtenant.

3D:                              Landlord Expenses: Subtenant agrees to pay any costs incurred by Landlord in connection with the consent to sublease as set forth in Section 11 of the Prime Lease.

4.               Acceptance of the Premises. Subtenant accepts the Subleased Premises in their present “as is” condition including all items still remaining in the space. Sublandlord will not be obligated to make any alterations or improvements to the Subleased Premises on account of this Sublease. Sublandlord agrees to lease to Subtenant the cube furniture for a monthly amount of $465.50.

5.               Additional Improvements and Signage. As stated above, the provisions of the Prime Lease are incorporated into this Sublease and all applicable provisions of the lease related to additional improvements and signage are expressly incorporated herein.

6.               Improvements. The Sublandlord acknowledges that the Subtenant will be performing at its cost the demising work and additional restroom outlined on Exhibit B. The Subtenant also agrees to restore the premises to its original condition as of the date of this sublease, including removing the interior wall that Subtenant erected and replacing the interior wall Subtenant removed and repairing all walls and flooring to its original condition at its sole cost and expense. Notwithstanding the foregoing, Subtenant will not be required to remove those extensions of interior walls, existing as of the date of this sublease, above ceiling level and up to the roof deck. Upon termination of the Sublease, Subtenant shall also surrender the Subleased Premises broom clean in good order, condition and repair, reasonable wear and tear only excepted.

7.               The Prime Lease. This Sublease is subject to the Prime Lease. Except as may be inconsistent with the terms hereof, all provisions of the Prime Lease are applicable to this Sublease as though Landlord under the Prime Lease were the Sublandlord under this Sublease and tenant under the Prime Lease were Subtenant under this Sublease. Subtenant has received a copy of the Prime Lease. Subtenant will not cause or allow to be caused any default under the Prime Lease. Subtenant will indemnify Sublandlord against any loss, liability, and expenses (including reasonable attorney’s fees and costs) arising out of any default under the Prime Lease caused by Subtenant, and Sublandlord will indemnify Subtenant against any loss, liability, and expenses (including reasonable attorneys’ fees and costs) arising out of any default under the Prime Lease caused by Sublandlord. Also, Subtenant hereby agrees to join in future amendments to the Prime Lease. All capitalized terms not defined herein shall have the same meaning and effect as set forth under the Prime Lease.

8.               Notices and Right to Cure. Subtenant must deliver copies of any notices the Subtenant receives from the Landlord.

9.               The covenants and agreement herein contained shall bind and inure to the benefit of Sublandlord, Subtenant, and their respective heirs, executors, administrators, successors and assigns.

10.         This Sublease is made contingent upon receipt of a signed Consent to Sublease form by Landlord, which shall be obtained on or before June 15, 2011.

Sublandlord and Subtenant have executed this Sublease on the date first written above.

New Horizon Enterprises, Ltd.
(Sublandlord)

By:	/s/ Jill Gilbertson
Its:	Dir. Bus. Dev.

Kips Bay Medical, Inc
(Subtenant)

By:	/s/ Scott Kellen
Its:	Chief Financial Officer